Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Aurora Technology Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Representative’s Class A Ordinary Shares(1)	457	(a)	345,000	$10.00	$3,450,000	0.0000927	$319.81
Fees Previously Paid	Equity	Units, each consisting of one Class A Ordinary Share, par value, $0.0001 per share, one Redeemable Warrant to acquire one-half (1/2) of one Class A Ordinary Share, and one Right to acquire one-tenth of one Class A Ordinary Share(2)	457	(o)	23,000,000	$10.00	$230,000,000	0.0000927	$21,321.00
Fees Previously Paid	Equity	Class A Ordinary Shares included as part of Units(1)	Other	(3)	23,000,000
Fees Previously Paid	Equity	Redeemable Warrants included as part of Units(1)	Other	(3)	23,000,000
Fees Previously Paid	Equity	Rights included as part of the Units(1)	Other	(3)	23,000,000
Fees Previously Paid	Equity	Class A Ordinary Shares Underlying Rights included as part of Units(1)	457	(o)	2,300,000	$10.00	$23,000,000	0.0000927	$2,132.10
Fees Previously Paid	Equity	Class A Ordinary Shares issuable upon exercise of Redeemable Warrants included as part of the Units(1)	457	(o)	11,500,000	$11.50	$132,250,000	0.0000927	$12,259.58
Fees Previously Paid	Equity	Representative’s Class A Ordinary Shares(1)	457	(o)	35,000	$10.00	$350,000	0.0000927	$32.45
		Total Offering Amounts					$388,700,000		$36,032.49
		Total Fees Previously Paid							$35,745.13
		Net Fee Due							$287.37

(1)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)

Includes 3,000,000 Units that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Such Units include 3,000,000 Class A Ordinary Shares, 3,000,000 Redeemable Warrants to acquire one-half (1/2) of one Class A Ordinary Share, and 3,000,000 Rights to acquire one-tenth of one Class A Ordinary Share upon the consummation of our initial business combination.

(3)	No fee pursuant to Rule 457(g).